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Exhibit 99

For Immediate Release April 30, 2003 2003-06	For Investor Inquires, contact: Thomas K. Peck 317/808-6168
For Media Inquires, contact: Donna M. Hovey 317/808-6137
Duke Realty Announces First Quarter Earnings Common and Preferred Stock Dividends Also Announced

        Indianapolis—Duke Realty Corporation (DRE/NYSE) reported today that net income available for common shareholders for the first quarter of 2003 was $37.5 million on revenues of $194.4 million, compared to $45.3 million on revenues of $204.0 million for the first quarter last year. On a per share basis, first quarter net income available for common shareholders was $0.28 per share compared with $0.34 per share for the first quarter of 2002. All per share amounts reported are diluted with basic per share information also included in the financial table accompanying this press release.

        Funds from operations ("FFO") decreased 13.2 percent to $88.1 million for the first quarter of 2003 versus $101.5 million for the same period in 2002. On a per share basis, first quarter FFO decreased 12.3 percent to $0.57 compared to $0.65 for the first quarter of 2002. FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. FFO is defined by the National Association of Real Estate Investment Trusts ("NAREIT") as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

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        Additionally, the Company's Board of Directors declared a quarterly dividend of $.455 per common share, or $1.82 per share on an annualized basis. The dividend is payable on May 30, 2003 to common shareholders of record on May 14, 2003.

        The Board also declared today the following dividends on the Company's outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series B	Not Listed	$.99875	June 16, 2003	June 30, 2003
Series D	DREPRD	$.46094	June 16, 2003	June 30, 2003
Series E	DREPRE	$.51563	June 16, 2003	June 30, 2003
Series I	DREPRI	$.52813	June 16, 2003	June 30, 2003

        Commenting on Duke's first quarter performance, Tom Hefner, Chairman and Chief Executive Officer, stated,

  "Though market and economic conditions remained challenging, we were generally pleased with our performance in the first quarter as we exceeded our previous FFO guidance range of $0.54 - $0.56 per share. Our results included lease termination income of $9.5 million, which was largely offset by snow removal expenses and other weather related rental expenses that were above budget by $5.5 million and will be recovered throughout the remainder of the year. While our outlook remains cautious, we are optimistic that conditions are improving as overall occupancy was up 52 basis points during the quarter, and build-to-suit and third-party construction activity was relatively good. At this time, we see no reason to change our previous 2003 funds from operations guidance of $2.40 - $2.55 per share. With this in mind, we believe that our first quarter FFO per share of $0.57 should be the low point for the current economic downturn."

        Property information at March 31, 2003 was as follows:

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  The Company's 898 stabilized in-service properties totaling 104 million square feet were 88.1 percent leased.

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  The Company's value creation pipeline at March 31, totaled $374.2 million including $145.4 million of developments with an expected stabilized return of 10.4 percent that Duke plans to own indefinitely after completion; $95.0 million of developments with an expected stabilized return of 10.8 percent that the Company plans to sell within approximately one year of completion; and a $134.0 million backlog of third-party construction volume with a 9.1 percent pre-tax profit margin.

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  Including 3.5 million square feet of projects under development that were 82.4 percent pre-leased, the Company's total portfolio at the end of the first quarter consisted of 924 properties totaling nearly 109 million square feet that were 87.4 percent leased, up from 86.8 percent at December 31, 2002.

        The Company also disclosed the following information for the first quarter of 2003:

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  Duke renewed 62 percent of leases up for renewal, totaling 1.1 million square feet, on which net effective rents declined 1.5 percent.

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  Year-to-date same property net operating income for 2003 decreased 3.1 percent.

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  Property sales in the first quarter were $42.1 million including $29.4 million of properties that were sold in the open market at an average capitalization rate of 9.5 percent.

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  Acquisitions in the first quarter were $35.3 million at an average capitalization rate of 10.0 percent.

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  The Company's interest and fixed-charge coverage ratios in the first quarter were 3.9 and 2.9, respectively, and its debt-to-total market capitalization ratio was 32.3 percent at March 31, 2003.

        When used in this press release, the word "believes," "expects," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially. In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke's Form 8-K Report as filed with the Securities and Exchange Commission on December 6, 2001 for additional information concerning these risks.

        Duke Realty Corporation is the largest publicly traded office and industrial real estate company in the United States and a member of the Forbes Super 500. Offering a complete range of real estate products and services, Duke produces approximately $800 million in annual

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revenue from more than 4,000 tenants and focuses on building dominant market positions in each of its 13 geographic platforms across the Midwest and the Sunbelt. Duke owns interests in nearly 109 million square feet of properties, has approximately 1,000 employees and owns or controls more than 4,000 acres of undeveloped land that can support more than 62 million square feet of future development. Visit Duke on the web at www.dukerealty.com.

        A copy of the Company's March 31, 2003 supplemental information fact book will be available after 7:00 p.m. EDT today in the Investor Information section of the Company's web site at www.dukerealty.com. Duke is also hosting a conference call tomorrow at 2:30 p.m. Eastern Daylight Time (New York time) to discuss its first quarter operating results. All investors are invited to listen to this call, which can be accessed through the Investor Information section of the Company's web site at www.dukerealty.com.

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Financial Highlights
(in thousands, except per share data)

	Three Months Ended March 31
Operating Results
	2003	2002
Revenues from continuing operations	$194,433	$204,002
Earnings from rental operations	43,599	54,671
Earnings from service operations	2,053	15,515
Net income for common shareholders—Basic	37,477	45,278
Net income for common shareholders—Diluted	41,602	51,026
Funds from operations—Basic	77,190	87,279
Funds from operations—Diluted	88,128	101,519
Per Share:
Funds from operations—Basic	$0.57	$0.66
Funds from operations—Diluted	$0.57	$0.65
Net income—common shareholders—Basic	$0.28	$0.34
Net income—common shareholders—Diluted	$0.28	$0.34
Dividend payout ratio of funds from operations	79.8%	69.2%
Weighted average shares outstanding
Basic—Net income and Funds from operations	135,170	131,932
Diluted—Net income	150,627	150,270
Diluted—Funds from operations	155,634	156,724
Balance Sheet Data	March 31 2003	December 31 2002
Net real estate investments	$4,726,814	$4,702,788
Total assets	5,381,023	5,348,823
Total debt	2,181,635	2,106,285
Shareholders' equity	2,596,781	2,616,180
Common shares outstanding at end of period	135,270	135,007

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Reconciliation of Net Income to Funds From Operations
(in thousands, except per share data)

	Three Months Ended March 31
	2003			2002
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$37,477	135,170	$0.28	$45,278	131,932	$0.34
Add back:
Minority interest in earnings of unitholders	4,125	14,802		5,748	16,738
Other common stock equivalents		655			1,600
Fully Diluted Net Income	41,602	150,627	$0.28	51,026	150,270	$0.34
Adjustments:
Depreciation and Amortization	47,672			42,819
Company Share of Joint Venture Depreciation and amortization	5,003			4,415
(Earnings) loss from depreciable property sales	(8,613)			96
Dilutive effect of Convertible Preferred D Shares	2,464	5,007		2,464	5,009
Dilutive effect of Convertible Preferred G Units	0	0		699	1,445

Fully Diluted Funds From Operations	$88,128	155,634	$0.57	$101,519	156,724	$0.65

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  Exhibit 99